COURT APPROVES ABX AIR'S PURCHASE OF ELEVEN BOEING 767 AIRCRAFT FROM DELTA AIR LINES

WILMINGTON, OH -- December 5, 2005 -- ABX Air (NASDAQ: ABXA) announced today that a U.S. bankruptcy court has approved ABX Air's purchase of eleven Boeing 767-200 passenger aircraft from Delta Air Lines.

ABX Air announced September 7, 2005, that it had entered into an agreement with Delta for the purchase of the 11 aircraft, shortly before Delta filed for Chapter 11 bankruptcy protection on September 14, 2005. Delta thereafter filed a motion with the U.S. Bankruptcy Court for the Southern District of New York requesting the approval of the sale of the aircraft, subject to higher bids at an auction. No bids were received. On November 29, 2005, Judge Prudence Carter Beatty signed an order approving the sale of the 11 aircraft in accordance with the agreement.

ABX Air, Inc. is a cargo airline with a fleet of 111 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B.V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 10,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.